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                                                                  EXHIBIT 10.3

                               DISTRIBUTION AGREEMENT

     This Distribution Agreement (this "Agreement"), dated as of October 27, 1998, is made by and among Pinnacle Automation, Inc., a Delaware corporation ("Pinnacle"), Alvey Systems, Inc., a Delaware corporation and wholly owned subsidiary of Pinnacle ("Alvey"), and McHugh Software International, Inc., a Delaware corporation and wholly owned subsidiary of Alvey ("McHugh") and their respective successors-in-interest.

                                      RECITALS

     WHEREAS, prior to the date hereof, Alvey operated directly and through its five principal and wholly owned subsidiaries, The Buschman Company, an Ohio corporation ("Buschman"), Busse Bros., Inc., a Wisconsin corporation ("Busse"), White Systems, Inc., a New Jersey corporation ("White"), Real Time Solutions, Inc., a Delaware corporation ("RTS"), and McHugh, which in turn owns all of the issued and outstanding capital stock of Weseley Software Development Corp., a Connecticut corporation ("Weseley"), Software Architects, Inc., a Wisconsin corporation, and Gagnon & Associates, Inc., a Minnesota corporation;

     WHEREAS, Alvey, Buschman, Busse, White and RTS provide automated materials handling systems for manufacturing plants, distribution centers and warehouses and related services (the "Systems Business");

     WHEREAS, McHugh and its subsidiaries develop, market, implement and support software solutions for warehouse and transportation management (the "McHugh Business");

     WHEREAS, the Board of Directors of Pinnacle has determined to separate the Systems and McHugh Businesses in order (i) to concentrate on its core business represented by the Systems Business, (ii) to enable McHugh to raise equity capital by the sale of shares of a newly created class of McHugh common stock (the "McHugh Class A Common Stock") and warrants to purchase shares of the common stock, par value $0.01 per share, of McHugh (the "McHugh Common Stock") and (iii) to enable McHugh to attract and motivate its employees through the grant of meaningful proprietary equity ownership interests in McHugh to such employees;

     WHEREAS, the Board of Directors of Pinnacle has determined to effect such separation by distributing (the "Spin-Off") on a PRO RATA basis to Pinnacle's common stockholders the currently outstanding McHugh Common Stock;

     WHEREAS, in order to effect the Spin-Off of McHugh, the parties hereto desire that Alvey distribute all of the shares of McHugh Common Stock held by it, which represents all the issued and outstanding McHugh Common Stock, to Pinnacle (the "Initial Spin-Off Distribution"), and that Pinnacle subsequently distribute such shares of McHugh Common Stock PRO RATA to its common stockholders (the "Subsequent Spin-Off Distribution," and collectively with the Initial Spin-Off Distribution, the "Spin-Off Distributions"), thereby effecting the Spin-Off;

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     WHEREAS, prior to the Spin-Off, the parties hereto desire that McHugh issue to Alvey 215,523 shares of Class B Common Stock of McHugh, par value $0.01 per share (the "McHugh Class B Common Stock") and 128,022 shares of Class C Non-Voting Common Stock of McHugh, par value $0.01 per share (the "McHugh Class C Common Stock"), which will represent all of the issued and then outstanding McHugh Class B Common Stock and McHugh Class C Common Stock, and that Alvey subsequently distribute to Pinnacle such shares of McHugh Class B Common Stock and McHugh Class C Common
Stock, whereafter Pinnacle will exchange substantially all of such shares of McHugh Class B Common Stock and McHugh Class C Common Stock with holders of Pinnacle Series A, Series B and Series C Preferred Stock (collectively, the "Pinnacle Preferred Stock") pursuant to that certain Preferred Stock Exchange Agreement to be entered into among Pinnacle and the holders of the Pinnacle Preferred Stock (the "Preferred Stock
Exchange Agreement") (all such issuances and distributions to be referred to collectively as the "Exchange Distribution" and, collectively with the Spin-Off Distributions, the "Distributions");

     WHEREAS, the Distributions may be effected only if consents are received on terms satisfactory to Alvey in its sole discretion from the holders of record of a majority in principal amount (the "Requisite Consents") of the outstanding
11 3/8% Senior Subordinated Notes due 2003 (the "Notes") of Alvey to certain amendments (the "Proposed Amendments") to the indenture (the "Indenture") between Alvey and The Bank of New York, as trustee (the "Trustee"), governing the Notes and such amendments permitting the Distributions are effected by Alvey and the Trustee executing and delivering a supplemental indenture setting forth such amendments to the Indenture (the "First Supplemental Indenture");

     WHEREAS, the parties intend that the Distributions be exempt from registration pursuant to Section 5 of the Securities Act of 1933, as amended (the "Securities Act");

     WHEREAS, the parties intend that the Distributions qualify under Section 355 of the Internal Revenue Code of 1986, as amended (the "Code").

     NOW, THEREFORE, in consideration of the foregoing and the agreements set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                     ARTICLE I

                                   DISTRIBUTIONS

     1.1 THE SPIN-OFF DISTRIBUTIONS. On or prior to the date on which the Spin-Off Distributions are effected (the "Spin-Off Distribution Date"), McHugh shall cancel the 100 shares of McHugh Common Stock issued to Alvey in connection with the initial capitalization of McHugh and Alvey shall deliver to Pinnacle a certificate for the remaining 749,693 shares of McHugh Common Stock held by Alvey. Upon direction from Pinnacle as to the number of shares of common stock, par value $0.01 per share, of Pinnacle (the "Pinnacle Common Stock"), outstanding on the record date set by Pinnacle for the Subsequent Distribution (the "Spin-Off Record Date"), McHugh shall deliver to Pinnacle, for the benefit of holders of record of Pinnacle Common Stock on the Spin-Off Record Date, a stock certificate representing, in the aggregate (and rounded down to

                                       2

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nearest whole share), a number of shares representing one (1) share of McHugh
Common Stock for each share of Pinnacle Common Stock outstanding on the Record Date. Pinnacle shall distribute as promptly as practicable following the Spin-Off Distribution Date to holders of record of Pinnacle Common Stock on the Spin-Off Record Date one (1) share of McHugh Common Stock for each share of Pinnacle Common Stock and cash in lieu of fractional shares, if any, in the manner provided in Section 1.5 hereof. McHugh agrees to provide to Pinnacle sufficient certificates in such denominations as Pinnacle may request in order to effect the Subsequent Distribution.

     1.2 ESTABLISHMENT OF AMOUNT OF MCHUGH'S INTERCOMPANY INDEBTEDNESS. The amount of McHugh's intercompany indebtedness to Alvey at the end of business on the day preceding the Spin-Off Distribution Date shall be deemed to be the amount of McHugh's intercompany indebtedness to Alvey immediately prior to the Spin-Off.

     1.3 MCHUGH COMMON STOCK. All of the shares of McHugh Common Stock distributed in the Spin-Off Distributions shall be fully paid, nonassessable and free of preemptive rights. The shares of McHugh Common Stock received by holders of Pinnacle Common Stock pursuant to the Subsequent Spin-Off shall be subject to the transfer restrictions set forth herein and each certificate representing shares of McHugh Common Stock distributed in the Subsequent Spin-Off Distribution shall bear the legends set forth herein. Notwithstanding any provision hereof, nothing shall prevent the imposition of additional restrictions on the transfer of McHugh Common Stock, or the modification of the restrictions on such transfer set forth herein, pursuant to the terms of the Stockholders Agreement, dated October 27, 1998, by and among McHugh and the stockholders named therein (the "Stockholders Agreement").

     (a) TRANSFER RESTRICTIONS. No shares of McHugh Common Stock received by holders of Pinnacle Common Stock pursuant to the Subsequent Spin-Off or any interest therein shall be transferred by any direct or indirect sale, assignment, mortgage, transfer, pledge, gift, hypothecation or other disposition or transfer (each, a "Transfer"), except pursuant to any Transfer (i) to McHugh;
(ii) to existing McHugh stockholders; (iii) by gift, bequest or operation of the laws of descent, provided that the shares of McHugh Common Stock in the hands of the transferee remain subject to the same restrictions on Transfer as such shares were subject when held by the transferor; (iv) to an entity unaffiliated with McHugh pursuant to a merger, consolidation, stock-for-stock exchange or similar transaction involving McHugh; (v) by a partnership to its partners, provided that the shares of McHugh Common Stock in the hands of the transferee remains subject to the same restrictions on transfer as such shares were subject when held by the transferor; or (vi) that would be exempt from the registration requirements of Section 5 of the Securities Act by virtue of the exemption provided by Section 4(2) of the Securities Act if the transferor were the issuer of the shares of McHugh Common Stock, provided that the transferee is an "accredited investor" within the meaning of Rule 501(a) under the Securities Act and the shares of McHugh Common Stock in the hands of such transferee remain subject to the same restrictions on transfer as such shares were subject when held by the transferor, or a transfer pursuant to an effective registration under the Securities Act simultaneously with a registration of the McHugh Common Stock under Section 12 of the Securities Exchange Act of 1934, as amended.

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     (b)    LEGENDS.  Each certificate representing shares of McHugh Common
Stock distributed in the Subsequent Spin-Off Distribution shall bear the legends set forth below.

     "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE SUCH A REGISTRATION IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS."

     "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERS SET FORTH IN A DISTRIBUTION AGREEMENT, DATED AS OF OCTOBER 27, 1998, BY AND AMONG PINNACLE AUTOMATION, INC., ALVEY SYSTEMS, INC. AND McHUGH SOFTWARE INTERNATIONAL, INC. (THE "COMPANY") AND A STOCKHOLDERS AGREEMENT, DATED AS OF OCTOBER 27, 1998 (AS AMENDED, MODIFIED OR SUPPLEMENTED), BY AND AMONG THE COMPANY AND THE STOCKHOLDERS NAMED THEREIN, COPIES OF WHICH AGREEMENTS ARE AVAILABLE FOR INSPECTION AT THE OFFICES OF THE COMPANY. NO TRANSFER OF SUCH SECURITIES WILL BE MADE ON THE BOOKS OF THE COMPANY UNLESS ACCOMPANIED BY EVIDENCE OF COMPLIANCE WITH THE TERMS OF THE DISTRIBUTION AGREEMENT AND THE STOCKHOLDERS AGREEMENT."

     1.4 DISTRIBUTION OF MCHUGH CLASS B COMMON STOCK AND MCHUGH CLASS C COMMON STOCK. On or prior to the date on which the Exchange Distribution is effected (the "Exchange Distribution Date" and, collectively with the Spin-Off Distribution Date, the "Distribution Dates"), Alvey shall deliver to Pinnacle certificates held by Alvey for (i) 215,523 shares of McHugh Class B Common Stock and (ii) 128,022 shares of McHugh Class C Common Stock in order for Pinnacle to effect the exchange of shares of McHugh Class B Common Stock and McHugh Class C Common Stock for shares of Pinnacle Preferred Stock pursuant to the Preferred Stock Exchange Agreement.

     1.5 FRACTIONAL SHARES. No certificate or scrip representing fractional shares of McHugh Common Stock shall be issued as part of the Subsequent Distribution and in lieu of receiving fractional shares, each holder of Pinnacle Common Stock who would otherwise be entitled to receive a fractional share of McHugh Common Stock pursuant to the Subsequent Distribution will receive cash for such fractional shares.

     1.6    PINNACLE AND ALVEY BOARD ACTION.

     (a) This Agreement and other related agreements have been approved by the Board of Directors of Pinnacle and Alvey, subject to the receipt by Alvey of the Requisite Consents, the execution and delivery of the First Supplemental Indenture by Alvey and the Trustee and the declaration of the Distributions by the Board of Directors of Pinnacle and Alvey, and the consummation of the transactions provided for herein shall only be effected after the Requisite

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Consents have been received by Alvey, the First Supplemental Indenture has been executed and delivered by Alvey and the Trustee and the Distributions have been declared by the Board of Directors of Pinnacle and Alvey.

     (b) The Board of Directors of Pinnacle and Alvey, in their sole discretion, shall establish the Spin-Off Record Date and the Distribution Dates and all appropriate procedures in connection with the Distributions.

     1.7 FURTHER ASSURANCES. Each of the parties hereto promptly shall execute such documents and other instruments and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and to consummate the transactions contemplated hereby.

     1.8 TAX MATTERS. The parties agree to treat the Distributions as tax-free distributions pursuant to Section 355 of the Code and any state or local counterparts. That certain Tax Sharing Agreement, dated the date hereof, among Pinnacle, Alvey and McHugh (the "Tax Sharing Agreement"), sets forth the rights and obligations of the parties with respect to taxes, and contains representations and covenants of the parties to satisfy the requirements of Section 355 of the Code. The indemnification obligations of the parties with respect to taxes shall be governed exclusively by the Tax Sharing Agreement.

     1.9    CERTAIN MCHUGH SERVICES.

     (a) ADS AGREEMENTS. Following consummation of the Spin-Off, for the period during which White remains obligated to Automated Distribution Systems, L.P. ("ADS") pursuant to (i) that certain System Procurement and Integration Agreement, dated July 28, 1995, among Pinnacle, White and ADS as amended by Amendment No. 1, dated August 22, 1995, and Amendment No. 2, dated December 1, 1997, (ii) that certain System Maintenance Agreement, dated October 24, 1997, among Pinnacle, White and ADS and (iii) that certain Preferred Registration Technology Escrow Agreement, dated as of October 24, 1997, among Data Securities International, Inc., White and ADS, and including any and all renewal periods under any of such Agreements (collectively, the "ADS Agreements"), and such that White may timely and fully fulfill its obligations under the ADS Agreements, McHugh agrees that it shall provide hardware and software services as requested by ADS or White on the following payment terms: (i) through June 30, 1999, McHugh shall continue to provide hardware and software support services to ADS without compensation other than the compensation that McHugh has already received to date from ADS; (ii) with respect to hardware support, after June
30, 1999, Pinnacle or Alvey shall reimburse, or shall cause White to reimburse, McHugh for all reasonably incurred costs billed to McHugh by third-party vendors in connection with hardware support services provided by McHugh in connection with the ADS Agreements upon presentment by McHugh of sufficiently detailed invoices for such third-party vendor services rendered; and (iii) with respect to software support, for the period beginning July 1, 1999 and ending June
30, 2001, Pinnacle or Alvey shall pay, or shall cause White to pay, $50,000 to McHugh per year, provided workman-like services are rendered by McHugh in connection with the ADS Agreements, and, after June 30, 2001, in the event that Pinnacle, Alvey or White shall request that McHugh render software support services in connection with the ADS Agreements, Pinnacle or Alvey shall pay, or shall cause White to pay, upon the rendering of workman-like services by McHugh and presentment

                                       5


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by McHugh of sufficiently detailed invoices for such services, an amount equal to McHugh's then current fully absorbed rate per hour for applicable engineers multiplied by 200%.

     (b) NATIONAL BEEF. Following consummation of the Spin-Off, McHugh agrees that it will continue to provide software support to National Beef Packing Company, L.P. ("NBP") in connection with the Systems and Maintenance Support Agreement, dated November 1, 1997, between Alvey Systems, Inc. and NBP, as amended to date (the "NBP Agreement"), such that Alvey may timely and fully fulfill its obligations under the NBP Agreement through October 31, 2001. In full and final settlement of any claim by McHugh for payment for services rendered during the period beginning on the date hereof and ending
October 31, 2000, Alvey shall credit the amount of $50,000 against the balance of intercompany indebtedness owed by McHugh to Alvey at the Effective Time of the Spin-Off. In the event that Alvey requests that McHugh provide software support services to NBP in connection with the NBP Agreement during the one-year period beginning November 1, 2000 and ending October 31, 2001, Alvey shall pay McHugh, on a time and material basis, at the rate of $150 per hour, not to exceed $75,000 in the aggregate for such one-year period, upon the rendering of workman-like services by McHugh and presentment by McHugh of sufficiently detailed invoices for such services indicating the number of engineer hours rendered.

     1.10   WESELEY DISPUTE.

     (a)    Without modifying McHugh's indemnification obligations pursuant to
Section 3.2 hereof, if the Weseley Dispute (as defined in Section 7.08(b) of the Amended and Restated Investment Agreement, dated October 2, 1998, by and among McHugh and the other parties named therein and amending and restating the Investment Agreement, dated as of July 24, 1998 (the "Amended and Restated Investment Agreement")) results in a payment or payments (each, a "Weseley Payment") by McHugh in excess of $3,400,000, Alvey hereby commits that it shall, promptly upon receipt of each notice from McHugh that a Weseley Payment has been made, pay to McHugh the amount set forth in such notice, which amount shall equal (i) the aggregate amount of all Weseley Payments paid by McHugh as at the date of such notice minus (ii) $3,400,000 minus (iii) the aggregate amount of all payments previously made by Alvey pursuant to this Section 1.10; PROVIDED that Alvey shall not be obligated to make payments to McHugh in the aggregate in excess of $4,000,000.

     (b) Alvey's obligation to make such payments shall cease, and McHugh shall be obligated to reimburse Alvey for such payments, plus accrued interest from the date of each such payment at a rate equal to the most recent prime rate announced by The Chase Manhattan Bank plus 1.00 percent per annum compounded semi-annually, upon the earlier of (i) the Repurchase Date (as defined in the Certificate of Incorporation of McHugh (the "Certificate of Incorporation") that is an exhibit to the Amended and Restated Investment Agreement) or (ii) the closing date of any Qualified IPO (as defined in the Certificate of Incorporation).

                                       6

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                                     ARTICLE II

                     CONDITIONS PRECEDENT TO THE DISTRIBUTIONS

     2.1 The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver at or prior to each of the Distribution Dates of all of the conditions set forth below in this Section 2.1.

     (a) REQUISITE CONSENTS. The Requisite Consents shall have been received and the First Supplemental Indenture shall have been executed by Alvey and the Trustee.

     (b) THIRD-PARTY CONSENTS. All necessary third-party consents to the Distributions shall have been obtained.

     (c) CORPORATE AUTHORITY. The Boards of Directors of each of Pinnacle and Alvey shall have formally approved the Exchange Distribution and the Spin-Off Distributions, finding in connection with such approval that their respective surpluses for purposes of Section 170 of the Delaware General Corporation Law (the "DGCL") at the respective times of the Exchange Distribution and the Spin-Off Distributions will be sufficient to permit the Exchange Distribution and the Spin-Off Distributions under Section 170 of the DGCL.

     (d) NO LEGAL RESTRAINT. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Exchange Distribution or the Spin-Off Distributions shall be pending.

     (e) THIRD-PARTY INVESTMENT IN MCHUGH. The Amended and Restated Investment Agreement shall have been executed and delivered by the parties thereto.

     (f) AMENDED ALVEY CREDIT AGREEMENT. The existing credit agreement among Alvey and the lending institutions party thereto shall have been amended to permit the Distributions.

     (g) TAX SHARING AGREEMENT. The Tax Sharing Agreement shall have been executed and delivered by the parties thereto.

     (h) PINNACLE PREFERRED STOCK EXCHANGE AGREEMENT. The Preferred Stock Exchange Agreement shall have been executed and delivered by the parties thereto.

     (i) PERFORMANCE OF THE PARTIES. Each of the provisions of this Agreement required to be performed or complied with on or prior to the Exchange Distribution Date or on or prior to the Spin-Off Distribution Date shall have been timely performed or complied with by the party owing performance or compliance.

     2.2 ADEQUATE FINANCING FOR SPIN-OFF OFFER. Pinnacle and Alvey shall not consummate the transactions contemplated by this Agreement unless Alvey, immediately prior to the Spin-Off, shall have cash on hand and cash available under its Revolving Credit Facility (as defined in Alvey's Consent Solicitation Statement, as amended and supplemented, delivered to holders of the Notes

                                       7

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soliciting consents to the Proposed Amendments (the "Consent Solicitation
Statement")) that, taken together with cash to be received by Alvey from McHugh in connection with the Spin-Off, would be sufficient to fund the Spin-Off Offer (as defined in the Consent Solicitation Statement).

                                    ARTICLE III

                                  INDEMNIFICATION

     3.1 INDEMNIFICATION BY PINNACLE AND ALVEY. Pinnacle and Alvey shall indemnify, defend and hold harmless, jointly and severally, McHugh and each of its subsidiaries and their respective successors-in-interest and each of their respective affiliates, stockholders, directors, officers, employees, attorneys, agents, representatives and beneficiaries (the "McHugh Indemnified Parties") against any and all losses, claims, damages, liabilities, judgments, costs and expenses, including legal fees and expenses ("Losses"), joint or several, suffered or incurred by any such party (other than any Loss relating to tax matters, for which any indemnification shall be as set forth in the Tax Sharing Agreement) that arise out of (i) any and all lawsuits, actions, proceedings, inquiries or investigations commenced against Pinnacle, Alvey, McHugh or any of their respective subsidiaries or other McHugh Indemnified Parties in connection with the Spin-Off or the Distributions contemplated by this Agreement or the Recapitalization (as defined herein) (collectively, "Distribution Actions"),
(ii) the assets, business, operations, debts or liabilities of any activity of Pinnacle and Alvey other than the McHugh Business or any and all lawsuits, actions, proceedings, inquiries or investigations related to any activity of Pinnacle or Alvey other than the McHugh Business, whether incurred prior to, concurrently with or after the Spin-Off Distribution Date, (iii) any and all lawsuits, actions or proceedings that arise out of any untrue statement or alleged untrue statement of a material fact contained in the Consent Solicitation Statement, the Information Statement regarding McHugh delivered by Pinnacle to the holders of Pinnacle Common Stock in connection with the Subsequent Spin-Off Distribution, the Information Statement, as amended or supplemented, regarding the Exchange Distribution delivered by Pinnacle to the holders of Series A, Series B and Series C Pinnacle Preferred Stock, any document incorporated by reference therein or any amendment or supplement to any of the foregoing or the omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (iv) any and all other lawsuits, actions or proceedings that arise out of the Distribution Actions and
(v) any and all lawsuits, actions or proceedings to enforce this indemnity. For purposes of this Agreement, the term "Recapitalization" shall have the meaning ascribed to it in the Preferred Stock Exchange Agreement.

     3.2 INDEMNIFICATION BY MCHUGH. McHugh shall indemnify, defend and hold harmless Pinnacle and Alvey and each of their subsidiaries and their respective successors-in-interest, and each of their respective affiliates, stockholders, directors, officers, employees, attorneys, agents, representatives and beneficiaries (the "Pinnacle Indemnified Parties") against any Losses, joint or several, suffered or incurred by any such party (other than any Loss relating to tax matters, for which any indemnification shall be as set forth in the Tax Sharing Agreement) that arise out of (i) the assets, business, operations, debts or liabilities of the McHugh Business or any and all lawsuits, actions, proceedings, inquiries or investigations related to the McHugh Business, whether incurred prior to, concurrently with or after the Spin-Off Distribution Date, including, but not limited to, the dispute

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involving Mitchell J. Weseley and those certain guarantees by Alvey (and
Pinnacle, as noted) of the obligations of each of McHugh and its wholly owned subsidiary, Weseley Software Development Corp. ("Weseley"), under leases of real property occupied by McHugh and/or Weseley at the date of this Agreement at: 20700 Swenson Drive, Suite 400, Waukesha, WI 53186 (guaranteed by McHugh and Pinnacle); 1000 Bridgeport Avenue, Shelton, CT 06484; and 5520 Dillard Drive, Suite 200, Cary, NC 27511, and under Master Lease No. 155056 of computer equipment from Computer Sales International, Inc., dated as of July 13, 1998 and (ii) any and all lawsuits, actions or proceedings to enforce this indemnity.

     3.3 NOTIFICATION OF CLAIMS. For the purpose of this Article III, the term "Indemnifying Party" shall mean the party having an obligation hereunder to indemnify the other party pursuant to this Article III, and the term "Indemnified Party" shall mean the party having the right to be indemnified pursuant to this Article III. Whenever any claim shall arise for indemnification under this Article III, including any claim related to a Distribution Action, the Indemnified Party shall promptly notify the Indemnifying Party in writing of such claim and, when known, the facts constituting the basis for such claim (in reasonable detail). Failure by the Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability hereunder except to the extent that such failure materially prejudices the Indemnifying Party.

     3.4    INDEMNIFICATION PROCEDURES.

     (a)    For all claims other than Distribution Actions:

            (i) After the notice required by Section 3.3 is received by the Indemnifying Party, if the Indemnifying Party undertakes to defend any such claim, then the Indemnifying Party shall be entitled, if it so elects, to take control of the defense and investigation with respect to such claim and to employ and engage attorneys of its own choice to handle and defend the same, at the Indemnifying Party's cost, risk and expense, upon written notice to the Indemnified Party of such election, which notice acknowledges the Indemnifying Party's obligation to provide indemnification hereunder. The Indemnifying Party shall not settle any third-party claim that is the subject of indemnification without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld; provided, however, that the Indemnifying Party may settle a claim without the Indemnified Party's consent if such settlement (x) makes no admission or acknowledgment of liability or culpability with respect to the Indemnified Party, (y) includes a complete release of the Indemnified Party and
(z) does not require the Indemnified Party to make any payment or forego or take any action. The Indemnified Party may, at its own cost, participate in any investigation, trial and defense of such lawsuit, action or proceeding controlled by the Indemnifying Party and any appeal arising therefrom. If there are one or more legal defenses available to the Indemnified Party that conflict with those available to the Indemnifying Party, the Indemnified Party shall have the right, at the expense of the Indemnifying Party, to assume the defense of the lawsuit, action or proceeding; PROVIDED, HOWEVER, that the Indemnified Party may not settle such lawsuit, action or proceeding without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

            (ii) If, after receipt of a claim notice pursuant to Section 3.3, the Indemnifying Party does not undertake to defend any such claim, the Indemnified Party may, at the Indemnifying

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

Party's expense, but shall have no obligation to, contest any lawsuit, action or proceeding with respect to such claim and the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party (including, without limitation, the settlement thereof without the consent of the Indemnifying Party).

            (iii) At any time after the commencement of defense of any lawsuit, action or proceeding, the Indemnifying Party may request the Indemnified Party to agree in writing to the abandonment of such contest or to the payment or compromise by the Indemnifying Party of such claim, whereupon such action shall be taken unless the Indemnified Party determines that the contest should be continued and so notifies the Indemnifying Party in writing within 15 days of such request from the Indemnifying Party. If the Indemnified Party determines that the contest should be continued, the Indemnifying Party shall be liable hereunder only to the extent of the lesser of (y) the amount which the other party(ies) to the contested claim had agreed to accept in payment or compromise as of the time the Indemnifying Party made its request therefor to the Indemnified Party or (z) such amount for which the Indemnifying Party may be liable with respect to such claim by reason of the provisions hereof.

     (b) Pinnacle and Alvey shall have responsibility to defend against any Distribution Actions, PROVIDED, HOWEVER, that (i) if Pinnacle and Alvey shall elect not to assume the defense of such Actions or (ii) if McHugh reasonably determines that there may be a conflict between the positions of Pinnacle and Alvey, on the one hand, and of McHugh, on the other hand, in defending such claim or action, then separate counsel shall be entitled to participate in and conduct the defense, and Pinnacle and Alvey shall be liable for any legal or other expenses reasonably incurred by McHugh in connection with the defense. Pinnacle and Alvey shall not be liable for any settlement of any action, suit, claim or proceeding effected without its written consent; PROVIDED, HOWEVER, that Pinnacle shall not unreasonably withhold, delay or condition its consent. Pinnacle and Alvey further agree that they will not, without McHugh's prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof in any pending or threatened action, suit, claim or proceeding in respect of which indemnification may be sought hereunder (whether or not McHugh is an actual or potential party to such action, suit, claim or proceeding) unless such settlement or compromise includes an unconditional release of McHugh from all liability arising out of such action, suit, claim or proceeding..

     (c) With respect to all claims, including any Distribution Actions, the Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defense of any lawsuit, action or proceeding with respect to such claim and any appeal arising therefrom (including the filing in the Indemnified Party's name of appropriate cross claims and counterclaims).

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

     3.5    INDEMNIFICATION OF INSURED LOSS.

     (a) The amount of any Loss for which indemnification is provided under this Article III shall be net of any amounts recovered or recoverable by the Indemnified Party under insurance policies covering such Loss. It is the express intention of the parties hereto that no transaction contemplated by this Agreement eliminate or reduce insurance coverage available to any party hereto with respect to a Loss.

     (b) If the Indemnified Party makes any payment under this Article III in respect of any Loss, the Indemnifying Party shall be subrogated, to the extent of such payment, to the rights of the Indemnified Party against any insurer or third party with respect to such Loss. The Indemnified Party shall execute any required documents or instruments, serve as a named plaintiff or take any other similar steps necessary to effectuate such subrogation.

     3.6 SURVIVAL OF INDEMNIFICATION. The obligations to indemnify and hold harmless a party hereto shall survive with respect to any claim until any applicable statute of limitations with respect to such claim expires; PROVIDED that prior to the expiration of the applicable statute of limitations period the Indemnified Party shall have delivered a claim notice in accordance with
Section 3.3 hereof to the Indemnifying Person.

                                     ARTICLE IV

                                    ARBITRATION

     4.1 IN GENERAL. Any controversy, dispute or disagreement between the parties hereto arising out of or relating to this Agreement, which controversy, dispute or disagreement is not settled in writing within 30 days after the date on which a party subject to this Agreement gives written notice to the other party(ies) that a controversy, dispute or disagreement exists, shall be submitted to binding arbitration pursuant to this Article IV, which shall constitute the exclusive remedy for the settlement of any controversy, dispute or disagreement between the parties concerning this Agreement, including whether such controversy, dispute or disagreement is subject to arbitration pursuant to this Article IV.

     4.2 SELECTION OF ARBITRATORS. Within 45 days after the date on which a party hereto gives written notice to the other party(ies) that a controversy, dispute or disagreement exists arising out of or relating to this Agreement, the parties agree to each select one arbitrator to hear and decide such matters.
The two arbitrators so chosen shall then select a third arbitrator. Each of the arbitrators chosen shall be impartial and independent of all parties to this Agreement and shall be a retired judge or lawyer experienced in corporate law matters. If either of the parties fails to select an arbitrator within 20 days after the end of such 45-day period, or if the arbitrators chosen fail to select a third arbitrator within such 20 days, then any party may in writing request the judge of the United States District Court for the Southern District of New York senior in term of service to appoint the arbitrator or arbitrators.

     4.3 CONDUCT OF PROCEEDINGS. Each arbitration hearing shall be held at a place in New York City, New York acceptable to a majority of the arbitrators. The arbitration shall be conducted

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

in accordance with the Commercial Arbitration Rules of the American Arbitration Association to the extent such rules do not conflict with the terms of this Section. The decision of a majority of the arbitrators shall be reduced to writing and shall be binding on the parties. Judgment upon the award(s) rendered by a majority of the arbitrators may be entered and execution had in any court of competent jurisdiction or application may be made to such court for a judicial acceptance of the award and an order of enforcement. The charges and expenses of the arbitrators and all costs of arbitration shall be paid by the non-prevailing party as determined by a majority of the arbitrators. The arbitration shall commence within 10 days after the arbitrators are selected. In fulfilling their duties with respect to determining the amount of any loss or claim, the arbitrators may consider such matters as, in the opinion of the arbitrators, are necessary or helpful to make a proper determination. The arbitrators may consult with and engage disinterested third parties to advise the arbitrators. If any of the arbitrators selected hereunder should die, resign or be unable to perform his or her duties hereunder, the remaining arbitrators or such senior judge (or such judge's successor) shall select a replacement arbitrator. The procedure set forth herein for selecting the arbitrators shall be followed from time to time as necessary.

                                     ARTICLE V

                                   MISCELLANEOUS

     5.1    ENTIRE AGREEMENT.  This Agreement, together with the Preferred
Stock Exchange Agreement, the Tax Sharing Agreement and the Stockholders Agreement, constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

     5.2 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto.

     5.3 DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     5.4 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

            if to Pinnacle or Alvey:

               c/o Pinnacle Automation, Inc.
               9301 Olive Boulevard
               St. Louis, Missouri  63132
               Telecopy: (314) 995-2274
               Attention: Mr. Stephen J. O'Neill, President and Chief Executive Officer

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

            if to McHugh:

               McHugh Software International, Inc.
               20700 Swenson Drive, Suite 400
               Waukesha, Wisconsin  53186
               Telecopy: (414) 317-2645
               Attention: Mr. Ritch J. Durheim, President and Chief Executive Officer

or to such other address as the party to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Any notice or communication delivered in person shall be deemed effective on delivery. Any notice or communication sent by telecopy shall be deemed effective on the first business day at the place of which such notice or communication is received following the day on which such notice or communication was sent. Any notice or communication sent by registered or certified mail shall be deemed effective on the fifth business day at the place from which such notice or communication was mailed following the day in which such notice or communication was mailed.

     5.5 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement except as provided in Article III, Article IV, Section 5.7 and Section 5.8 (which are intended to be for the benefit of the persons provided for therein, and may be enforced by such persons).

     5.6 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     5.7 PERSONAL LIABILITY. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of any party hereto or any officer, director, employee, agent, representative or investor of any party hereto.

     5.8 BINDING EFFECT; ASSIGNMENT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors. This Agreement may not be assigned by any party hereto.

     5.9 AMENDMENT. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

     5.10 LEGAL FEES; COSTS. Subject to Section 4.3 hereof, if any party hereto institutes any action or proceeding, whether before a court or arbitrator, to enforce any provision of this Agreement, the prevailing party therein shall be entitled to receive from the non-prevailing party reasonable attorneys' fees and costs and any other costs incurred in such action or proceeding, whether or not such action or proceeding is prosecuted to judgment.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized on the day and year first above written.

                                   PINNACLE AUTOMATION, INC.

                                   By:  /s/Stephen J. O'Neill
                                        -------------------------------------
                                        Stephen J. O'Neill
                                        President and Chief Executive Officer

                                   ALVEY SYSTEMS, INC.

                                   By:  /s/Stephen J. O'Neill
                                        --------------------------------------
                                        Stephen J. O'Neill
                                        President and Chief Executive Officer

                                   MCHUGH SOFTWARE INTERNATIONAL, INC.

                                   By:  /s/Kevin C. Shanahan
                                        -------------------------------------
                                        Kevin C. Shanahan
                                        Vice President - Finance and Treasurer





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